Exhibit 99.1

Investor Contact:	Don Washington	News Release
Director, Investor Relations and
	Corporate Communications	EnPro Industries
5605 Carnegie Boulevard
Phone:	704-731-1527	Charlotte, North Carolina 28209-4674
Phone: 704-731-1500
Fax: 704-731-1511
Email:	don.washington@enproindustries.com	www.enproindustries.com
EnPro Industries Announces
Fourth Quarter and Full Year Results for 2008
•	Sales for the year improved by 13%; fourth quarter sales increased by 5%

•	GAAP earnings for the year increased to $2.54 from $1.80 in 2007; fourth quarter GAAP earnings improved to $0.30 from $0.08 a year ago

•	Before asbestos-related expenses and other selected items, earnings grew 14% to $4.29 from a year ago; fourth quarter earnings on this basis decreased 14% to $0.80 from a year ago

•	Year-end cash balance stood at $76.3 million after the use of $112.6 million for share repurchases and acquisitions in 2008
CHARLOTTE, N.C., February 12, 2009 — EnPro Industries, Inc. (NYSE: NPO) today reported financial results for the fourth quarter and full year of 2008.
The company’s sales for the year reached $1.17 billion, a 13% increase over 2007, while net income improved to $53.5 million, or $2.54 a share, from $40.2 million, or $1.80 a share, in 2007. Before asbestos-related expenses and other selected items, the company earned $4.29 a share in 2008 compared to $3.75 a share in 2007. Net income on this basis was $90.3 million in 2008 compared to $83.8 million in 2007.
For the fourth quarter of the year, sales improved by 5% over the fourth quarter of 2007, reaching $289.3 million, compared to $275.6 million a year ago. Net income in the fourth quarter improved to $6.1 million, or $0.30 a share, from $1.8 million, or $0.08 a share in the fourth quarter of 2007. The improvement was primarily the result of lower asbestos-related expenses compared to the fourth quarter of 2007 when the company took a non-cash charge to reflect an adjustment to the estimate of the liability. Before asbestos-related expenses and other selected items, the company earned $0.80 a share in the fourth quarter of 2008 compared to $0.93 a share in the fourth quarter of 2007. Net income on this basis was $16.3 million in the fourth quarter of 2008 compared to $20.4 in the fourth quarter of 2007.
A table showing the effect of asbestos-related expenses and other selected items for the full year and fourth quarter of 2008 and 2007 is included with this release. Per share amounts are expressed on a diluted basis.
“The past year was one of both accomplishment and challenge,” said Steve Macadam, president and chief executive officer. “Over the course of the year, we completed a number of acquisitions, repurchased shares and continued to make capital investments to support our growth. We also encountered growing uncertainty in our markets and increasing pressure on costs and pricing, all of which had a significant effect on our fourth quarter results. The productivity improvements we have achieved over the past several years combined with our continuing efforts to reduce and control costs will help us deal with the current environment. However, we are clearly in challenging times that call for us to remain vigilant to ensure we are positioned for growth and success in the future.”

Full Year Results
Acquisitions and organic growth contributed 11% of the company’s 13% total sales growth in 2008. Foreign exchange rates, which were favorable through much of the year, contributed 2%. Organic growth benefited from industrial demand in the U.S. and Europe, especially in the first half of the year, higher demand from oil and gas and power generation markets, and increased shipments of diesel engines to U.S. Navy shipbuilding programs.
Earnings before interest, taxes, depreciation, amortization, asbestos-related expenses and other selected items (EBITDAA) increased 10% in 2008 to $189.6 million. As a percentage of sales, these earnings declined to 16.2% from 16.7% in 2007 primarily because of weaker markets, higher material costs and pricing pressure in the company’s Engineered Products segment.
Fourth Quarter Results
Before the effects of foreign exchange, the company’s sales grew 9% in the fourth quarter. Organic factors, including increased engine shipments and price increases for certain products, contributed growth of approximately 5%, while acquisitions contributed approximately 4%. These increases were partially offset by unfavorable foreign exchange rates, which accounted for a decline of 4% and resulted in a net increase in sales of 5% for the quarter.
EBITDAA in the quarter decreased to $38.4 million compared to $40.8 million a year ago. As a percentage of sales, these earnings were 13.3% compared to 14.8% in the fourth quarter of 2007. The decrease reflects a weaker performance by the company’s Engineered Products segment, which experienced reduced demand as well as increased pressure on costs and prices.
Sealing Products Segment
In the fourth quarter of 2008, acquisitions and organic growth contributed about equally to a 10% increase in sales in the Sealing Products segment when compared to the fourth quarter of 2007. Increased demand from upstream oil and gas markets served by Garlock Sealing Technologies and better pricing for certain products benefited sales. However, the effect of a stronger U.S. dollar partially offset the improvement and the segment’s net increase in sales was 5%.

($ Millions)
Quarter Ended	12/31/08	12/31/07

Sales	$115.9	$110.8
EBITDA	$20.6	$17.6
EBITDA Margin	17.8%	15.9%

Segment earnings before interest, taxes, depreciation and amortization (EBITDA) improved by 17% and EBITDA margins increased to 17.8% in the final quarter of 2008. Segment EBITDA improved as better pricing for products at several operations in the segment more than offset material cost increases and as the segment benefited from a more favorable sales mix and lower restructuring expense at Garlock Sealing Technologies.
Engineered Products
The Engineered Products segment reported a 4% decrease in sales from the fourth quarter of 2007. However, before the effect of foreign exchange, sales in the segment increased 1%, reflecting the benefits of acquisitions at Compressor Products International and Quincy Compressor and increased volumes at Quincy. However, sales at GGB Bearing Technology declined as factory shutdowns severely reduced demand from automotive markets and as industrial demand softened.

($ Millions)
Quarter Ended	12/31/08	12/31/07

Sales	$115.2	$119.4
EBITDA	$13.5	$20.7
EBITDA Margin	11.7%	17.3%

The segment’s EBITDA declined about 35% and EBITDA margins fell to 11.7%. Results weakened as operations in the segment experienced inflationary cost increases, particularly for materials, that were only partially recovered by price increases. The segment’s results were also affected by decreased volumes at GGB due to automotive facility shutdowns and weaker industrial demand in the U.S. and Europe.

Engine Products and Service
Increased shipments of engines and associated items led to a 29% improvement in sales at the Engine Products and Services segment compared to the fourth quarter of 2007. As volume increased, the segment’s EBITDA improved by 30% and EBITDA margins improved to 18.4%.

($ Millions)
Quarter Ended	12/31/08	12/31/07

Sales	$58.7	$45.4
EBITDA	$10.8	$8.3
EBITDA Margin	18.4%	18.3%

Cash Flows
The company completed 2008 with a cash balance of $76.3 million compared to $129.2 million at the end of 2007. The balance at the end of 2008 is after net spending during the year of $43.4 million for eight acquisitions and $69.2 million for the repurchase of 1.95 million shares of the company’s common stock.
Operating activity contributed $98.2 million in 2008 compared with $104.8 million for the full year of 2007. Cash provided by operations in 2008 reflects increased requirements for working capital during the year and higher net asbestos-related payments. Total asbestos payments declined to $109.7 million in 2008 from $115.1 million in 2007; however, insurance receipts declined to $72.7 million from $90.2 million, and as a result, net outflows for asbestos claims and expenses increased to $37.0 million from $24.9 million a year ago.
Capital expenditures were $49.1 million in 2008, compared with $46.8 million in 2007 as the company continued to invest in projects supporting the company’s growth and efforts to improve operational efficiency.
Outlook
“We enter 2009 with a high level of uncertainty about how the year will unfold,” said Macadam. “Short lead times for most of our products give us a very limited view of the future, which is made even more difficult to predict by the deterioration of many of our markets in recent months. Curtailed demand for many of our products leads us to expect weak results in the first half of 2009, especially in the first quarter, and full-year results below those we reported in 2008.
“In light of these circumstances, we have taken a number of steps to lower production costs and reduce spending, and we will continue to bring our expenses in line with the conditions of our markets,” Macadam continued. “No doubt, 2009 will be a difficult year, but we enter it on sound footing, thanks to the leading market shares held by our brands, our focus on new products and new markets, the high percentage of our sales devoted to aftermarket activities and the strength of our balance sheet. We are confident in our course, and we are prepared to continue our growth when economic conditions improve.”
Conference Call Information
EnPro will hold a conference call today, February 12, at 10:00 a.m. Eastern Standard Time to discuss fourth quarter and full year results. To participate in the call, dial 1-800-851-4704 approximately 10 minutes before the call begins and provide conference id number 82833572. The call will also be webcast at http://www.enproindustries.com.
Forward-Looking Statements
Statements in this release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: the resolution of current and potential future asbestos claims against certain of our subsidiaries which depends on such factors as the possibility of asbestos reform legislation, the financial viability of insurance carriers, the timing of payments of claims and related expenses, the timing of insurance collections, limitations on the amount that may be recovered from insurance carriers, the bankruptcies of other defendants and the results of litigation; general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt and lease payments, employee benefit obligations and other matters. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2007, and the Form 10-Q for the quarter ended September 30, 2008, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, compressor systems and components, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

EnPro Industries, Inc.
Consolidated Statements of Operations (Unaudited)
For the Quarters and Years Ended December 31, 2008 and 2007
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended		Years Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2008	2007	2008	2007

Net sales	$289.3	$275.6	$1,167.8	$1,030.0
Cost of sales	199.4	185.0	760.5	670.0

Gross profit	89.9	90.6	407.3	360.0

Operating expenses:
Selling, general and administrative expenses	60.9	60.4	264.1	228.4
Asbestos-related expenses	14.8	30.9	52.1	68.4
Other operating expense (income)	1.8	2.9	(0.3)	6.0

Total operating expenses	77.5	94.2	315.9	302.8

Operating income (loss)	12.4	(3.6)	91.4	57.2

Interest expense	(2.0)	(2.0)	(8.0)	(8.1)
Interest income	0.4	2.2	2.7	8.3
Other income (expense)	(1.4)	—	(5.4)	0.6

Income (loss) before income taxes	9.4	(3.4)	80.7	58.0

Income tax benefit (expense)	(3.3)	2.7	(27.2)	(20.3)

Income (loss) before extraordinary item	6.1	(0.7)	53.5	37.7

Extraordinary item — net of taxes	—	2.5	—	2.5

Net income	$6.1	$1.8	$53.5	$40.2

Basic earnings (loss) per share:
Income (loss) before extraordinary item	$0.31	$(0.04)	$2.64	$1.77
Extraordinary item	—	0.12	—	0.12

Net income	$0.31	$0.08	$2.64	$1.89

Average common shares outstanding (millions)	19.9	21.4	20.2	21.3

Diluted earnings (loss) per share:
Income (loss) before extraordinary item	$0.30	$(0.04)	$2.54	$1.69
Extraordinary item	—	0.12	—	0.11

Net income	$0.30	$0.08	$2.54	$1.80

Average common shares outstanding (millions)	20.3	21.4	21.1	22.3

EnPro Industries, Inc.
Consolidated Statements of Cash Flows (Unaudited)
For the Years Ended December 31, 2008 and 2007
(Stated in Millions of Dollars)

	2008	2007
Operating activities
Net income	$53.5	$40.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	30.9	29.1
Amortization	13.9	11.1
Deferred income taxes	1.2	(8.4)
Stock-based compensation	3.9	3.6
Excess tax benefits from stock-based compensation	(0.8)	(3.8)
Gain on sale of assets	(2.4)	—
Extraordinary gain on purchase of minority interest, net of taxes	—	(2.5)
Change in assets and liabilities, net of effects of acquisitions of businesses:
Asbestos liabilities, net of insurance receivables	15.2	43.0
Accounts and notes receivable	8.3	(11.0)
Inventories	(14.0)	18.2
Accounts payable	(12.7)	11.9
Other current assets and liabilities	(3.6)	(6.4)
Other non-current assets and liabilities	4.8	(20.2)

Net cash provided by operating activities	98.2	104.8

Investing activities
Purchases of property, plant and equipment	(49.1)	(46.8)
Proceeds from sales of assets	4.2	0.3
Proceeds from liquidation of investments	10.5	—
Reclassification of investments from cash equivalents	—	(19.5)
Acquisitions, net of cash acquired	(43.4)	(77.0)
Other	4.6	0.7

Net cash used in investing activities	(73.2)	(142.3)

Financing activities
Repayments of debt	(4.1)	(2.1)
Common stock repurchase	(69.2)	—
Proceeds from issuance of common stock	0.4	1.0
Excess tax benefits from stock-based compensation	0.8	3.8

Net cash provided by (used in) financing activities	(72.1)	2.7

Effect of exchange rate changes on cash and cash equivalents	(5.8)	3.0

Net decrease in cash and cash equivalents	(52.9)	(31.8)
Cash and cash equivalents at beginning of year	129.2	161.0

Cash and cash equivalents at end of year	$76.3	$129.2

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$8.0	$8.1
Income taxes	$37.0	$21.7
Asbestos-related claims and expenses, net of insurance recoveries	$37.0	$24.9

EnPro Industries, Inc.
Consolidated Balance Sheets (Unaudited)
As of December 31, 2008 and 2007
(Stated in Millions of Dollars)

	2008	2007

Current assets
Cash and cash equivalents	$76.3	$129.2
Accounts and notes receivable	157.7	167.6
Asbestos insurance receivable	67.9	70.0
Inventories	84.8	70.3
Other current assets	40.9	55.3

Total current assets	427.6	492.4

Property, plant and equipment	206.1	193.5
Goodwill	218.1	213.8
Other intangible assets	103.4	103.5
Asbestos insurance receivable	239.5	311.5
Deferred income taxes	96.5	90.3
Other assets	61.3	65.3

Total assets	$1,352.5	$1,470.3

Current liabilities
Current maturities of long-term debt	$9.6	$3.6
Accounts payable	66.4	80.1
Asbestos liability	85.3	86.9
Other accrued expenses	86.4	89.8

Total current liabilities	247.7	260.4

Long-term debt	172.6	182.1
Asbestos liability	380.2	437.5
Pension liability	80.3	18.9
Other liabilities	74.6	96.3

Total liabilities	955.4	995.2

Shareholders’ equity
Common stock	0.2	0.2
Additional paid-in capital	363.0	427.2
Retained earnings (accumulated deficit)	52.8	(0.7)
Accumulated other comprehensive income (loss)	(17.4)	49.9
Common stock held in treasury, at cost	(1.5)	(1.5)

Total shareholders’ equity	397.1	475.1

Total liabilities and shareholders’ equity	$1,352.5	$1,470.3

EnPro Industries, Inc.
Segment Information (Unaudited)
For the Quarters and Years Ended December 31, 2008 and 2007
(Stated in Millions of Dollars)
Sales

	Quarters Ended		Years Ended
	December 31,		December 31,
	2008	2007	2008	2007

Sealing Products	$115.9	$110.8	$503.5	$457.3
Engineered Products	115.2	119.4	524.1	445.5
Engine Products and Services	58.7	45.4	142.1	128.1

	289.8	275.6	1,169.7	1,030.9
Less intersegment sales	(0.5)	—	(1.9)	(0.9)

	$289.3	$275.6	$1,167.8	$1,030.0

Segment Profit

	Quarters Ended		Years Ended
	December 31,		December 31,
	2008	2007	2008	2007

Sealing Products	$16.6	$14.0	$90.4	$78.0
Engineered Products	7.4	14.9	68.1	69.4
Engine Products and Services	9.8	7.3	20.8	15.3

	$33.8	$36.2	$179.3	$162.7

Segment Profit Margin

	Quarters Ended		Years Ended
	December 31,		December 31,
	2008	2007	2008	2007

Sealing Products	14.3%	12.6%	18.0%	17.1%
Engineered Products	6.4%	12.5%	13.0%	15.6%
Engine Products and Services	16.7%	16.1%	14.6%	11.9%

	11.7%	13.1%	15.4%	15.8%

Reconciliation of Segment Profit to Net Income

	Quarters Ended		Years Ended
	December 31,		December 31,
	2008	2007	2008	2007

Segment profit	$33.8	$36.2	$179.3	$162.7
Corporate expenses	(5.3)	(8.1)	(34.5)	(34.1)
Asbestos-related expenses	(14.8)	(30.9)	(52.1)	(68.4)
Interest income (expense), net	(1.6)	0.2	(5.3)	0.2
Other expense, net	(2.7)	(0.8)	(6.7)	(2.4)

Income (loss) before income taxes	9.4	(3.4)	80.7	58.0
Income tax benefit (expense)	(3.3)	2.7	(27.2)	(20.3)

Income (loss) before extraordinary item	6.1	(0.7)	53.5	37.7
Extraordinary item — net of taxes	—	2.5	—	2.5

Net income	$6.1	$1.8	$53.5	$40.2

Segment profit is total segment revenue reduced by operating expenses and restructuring and other costs identifiable with the segment. Corporate expenses include general corporate administrative costs. Expenses not directly attributable to the segments, corporate expenses, net interest expense, asbestos-related expenses, gains/losses or impairments related to the sale of assets and income taxes are not included in the computation of segment profit. The accounting policies of the reportable segments are the same as those for the Company.

EnPro Industries, Inc.
Reconciliation of Income Before Asbestos-Related Expenses and
Other Selected Items to Net Income (Unaudited)
For the Quarters and Years Ended December 31, 2008 and 2007
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended December 31,
	2008		2007
	$	Per share	$	Per share

Income before asbestos-related expenses and other selected items	$16.3	$0.80	$20.4	$0.93

Adjustments (net of tax):

Asbestos-related expenses	(9.3)	(0.46)	(19.3)	(0.88)

Restructuring costs	(1.3)	(0.06)	(1.8)	(0.09)

Gain on sale of assets	0.1	—	—	—

CEO transition costs	0.3	0.02	—	—

Extraordinary item — gain on purchase of minority interest	—	—	2.5	0.12

Impact	(10.2)	(0.50)	(18.6)	(0.85)

Net income	$6.1	$0.30	$1.8	$0.08

	Years Ended December 31,
	2008		2007
	$	Per share	$	Per share

Income before asbestos-related expenses and other selected items	$90.3	$4.29	$83.8	$3.75

Adjustments (net of tax):

Asbestos-related expenses	(32.6)	(1.55)	(42.7)	(1.91)

Restructuring costs	(2.9)	(0.14)	(3.8)	(0.17)

Warranty claim settlement	1.6	0.07	—	—

Gain on sale of assets	1.5	0.07	—	—

CEO transition costs	(2.2)	(0.10)	—	—

Proxy related expenses	(2.2)	(0.10)	—	—

Other	—	—	0.4	0.02

Extraordinary item — gain on purchase of minority interest	—	—	2.5	0.11

Impact	(36.8)	(1.75)	(43.6)	(1.95)

Net income	$53.5	$2.54	$40.2	$1.80

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company’s reported net income and earnings per share, including items that may recur from time to time. This presentation enables readers to better compare EnPro Industries, Inc. to other diversified industrial manufacturing companies that do not incur significant asbestos-related expenses, the sporadic impact of restructuring activities or discontinued operations. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results.
The amounts above, which may be considered non-GAAP financial measures, are shown on an after-tax basis and have been calculated by applying a 37.5% assumed effective tax rate to the pre-tax amount. The pre-tax amounts for the asbestos-related expenses are separately presented in the accompanying consolidated statements. The restructuring costs, warranty claim settlement and gain on sale of assets are included as part of other operating expense (income), the proxy related expenses and other are included in other (non-operating) income (expense) and the CEO transition costs are included in selling, general and administrative expenses. Per share amounts were calculated by dividing by the weighted-average shares of common stock outstanding during the periods.

EnPro Industries, Inc.

Reconciliation of EBITDA to Segment Profit (Unaudited)
For the Quarters and Years Ended December 31, 2008 and 2007
(Stated in Millions of Dollars)

	Quarter Ended December 31, 2008
			Engine
	Sealing	Engineered	Prods. and	Total
	Products	Products	Services	Segments

Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$20.6	$13.5	$10.8	$44.9

Deduct depreciation and amortization expense	(4.0)	(6.1)	(1.0)	(11.1)

Segment profit	$16.6	$7.4	$9.8	$33.8

EBITDA margin	17.8%	11.7%	18.4%	15.5%

	Quarter Ended December 31, 2007
			Engine
	Sealing	Engineered	Prods. and	Total
	Products	Products	Services	Segments

Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$17.6	$20.7	$8.3	$46.6

Deduct depreciation and amortization expense	(3.6)	(5.8)	(1.0)	(10.4)

Segment profit	$14.0	$14.9	$7.3	$36.2

EBITDA margin	15.9%	17.3%	18.3%	16.9%

	Year Ended December 31, 2008
			Engine
	Sealing	Engineered	Prods. and	Total
	Products	Products	Services	Segments

Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$106.3	$92.4	$24.7	$223.4

Deduct depreciation and amortization expense	(15.9)	(24.3)	(3.9)	(44.1)

Segment profit	$90.4	$68.1	$20.8	$179.3

EBITDA margin	21.1%	17.6%	17.4%	19.1%

	Year Ended December 31, 2007
			Engine
	Sealing	Engineered	Prods. and	Total
	Products	Products	Services	Segments

Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$92.8	$90.0	$19.3	$202.1

Deduct depreciation and amortization expense	(14.8)	(20.6)	(4.0)	(39.4)

Segment profit	$78.0	$69.4	$15.3	$162.7

EBITDA margin	20.3%	20.2%	15.1%	19.6%

For a reconciliation of segment profit to net income, please refer to the Segment Information (Unaudited) schedule.

EnPro Industries, Inc.
Reconciliation of EBITDAA to Net Income (Unaudited)
For the Quarters and Years Ended December 31, 2008 and 2007
(Stated in Millions of Dollars)

	Quarters Ended		Years Ended
	December 31,		December 31,
	2008	2007	2008	2007

Earnings before interest, income taxes, depreciation, amortization, asbestos-related expenses and other selected items (EBITDAA)	$38.4	$40.8	$189.6	$171.8

Adjustments:

Interest income (expense), net	(1.6)	0.2	(5.3)	0.2

Income tax benefit (expense)	(3.3)	2.7	(27.2)	(20.3)

Depreciation and amortization expense	(11.3)	(10.6)	(44.8)	(40.2)

Asbestos-related expenses	(14.8)	(30.9)	(52.1)	(68.4)

Restructuring costs	(2.0)	(2.9)	(4.6)	(6.0)

Warranty claim settlement	—	—	2.5	—

Gain on sale of assets	0.2	—	2.4	—

Proxy related expenses	—	—	(3.4)	—

CEO transition costs	0.5	—	(3.6)	—

Other	—	—	—	0.6

Extraordinary item — gain on purchase of minority interest, net of taxes	—	2.5	—	2.5

Impact	(32.3)	(39.0)	(136.1)	(131.6)

Net income	$6.1	$1.8	$53.5	$40.2